Exhibit 99.1

PEP BOYS APPOINTS THOMAS R. HUDSON JR.

TO ITS BOARD OF DIRECTORS

PHILADELPHIA, PA – August 30, 2006 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced that it had increased the size of its Board of Directors from ten to eleven members and appointed Thomas R. Hudson Jr. to the Board, effective immediately. At the Company’s 2006 Annual Meeting of Shareholders scheduled for October 19th, Mr. Hudson will stand for re-election to serve until the 2007 Annual Meeting.

Pirate Capital has agreed to withdraw its Notice of Intent to Nominate One Person for Election as a Director and to Move a Business Proposal at the 2006 Annual Meeting and has agreed to support the re-election of the Company’s slate of eleven directors at the 2006 Annual Meeting, which will include Mr. Hudson.

Mr. Hudson is and has been since May 2002 the Managing Member of Pirate Capital LLC, an investment manager with approximately $1.8 billion of assets under management.  From 1999 to 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC where he directed all distressed research and managed the bank loan trading desk. Prior to that, from 1997 to 1999, Mr. Hudson served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., where he was responsible for investing and trading a $500 million portfolio of distressed domestic and international private assets.  Mr. Hudson currently serves as a director of Cornell Companies, Inc. and PW Eagle, Inc.

Chairman and Interim CEO William Leonard said, “We are pleased to add Tom, a representative of one of our largest shareholders, to the Board.  With the reconstitution of our Board now complete, we are quite confident that we have assembled an extremely well-qualified team to help guide management.”

Mr. Hudson said, “I look forward to assisting my fellow directors in providing management with the guidance necessary to improve the Company’s performance.”

About Pep Boys:

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

About Pirate Capital

Pirate Capital serves as the investment advisor to four event-driven hedge funds, Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD, Jolly Roger Activist Fund LP and Jolly Roger Activist Fund LTD, and manages additional investment advisory accounts for institutional clients. Assets under management by Pirate Capital are approximately $1.8 billion. Pirate Capital is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Bill Furtkevic, 215-430-9676

Internet: http://www.pepboys.com

Pirate Capital

David A. Lorber, 203-854-1100